   EXHIBIT 99.1

PRESS RELEASE

DOLLAR TREE STORES, INC.
REPORTS RECORD THIRD QUARTER EARNINGS PER SHARE OF $0.31

CHESAPEAKE, Va. – November 25, 2003 – Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation’s leading operator of single-price point dollar stores, reported earnings per share of $0.31 for the fiscal third quarter ended November 1, 2003, compared to $0.27 in last year’s fiscal third quarter.

“Dollar Tree has produced impressive sales and earnings increases each quarter this year,” said CEO Macon Brock, Jr. “I believe we are well-positioned to sustain this momentum. Our use of supply-chain systems to improve our efficiency is helping us manage our business, and I believe we will see continued benefits from these initiatives in the future. Our preparations for the upcoming Christmas season were well planned this year, and we are poised for a good fourth quarter.”

For the third quarter, gross margin was 36.6%, compared to 36.8% in last year’s third quarter, and reflects improvements in merchandise margin, markdowns, and shrink, more than offset by higher freight costs, the consolidation of our synthetic leases and the inclusion of Greenbacks’ lower-margin sales.

Selling, general and administrative expenses, as a percentage of sales, were 27.5% in the third quarter of 2003, an improvement compared to 27.6% in the same quarter last year. This performance was driven primarily by improvements in labor productivity and related costs, partially offset by higher depreciation expense associated with investments in stores, infrastructure, and point-of-sale systems.

Operating margin in this year’s third quarter exceeded plan at 9.1%, and compares to 9.2% in last year’s third quarter.

Sales for the first three quarters of 2003 totaled $1.91 billion, a 21% increase from the same period of 2002. Those results reflect a comparable-store sales increase of 3.2%. Earnings per share for the first three quarters of 2003 were $0.85, compared to $0.73 in the year-ago period.

For the fourth quarter, the Company’s guidance is for sales to be in the range of $880-$905 million, based on year-ending square footage growth of 28% and slightly positive comparable-store sales. This year’s fiscal fourth quarter contains 91 days, compared to 93 days in last year’s fourth quarter. Fourth quarter operating margin is expected to be in the range of 14.5% to 15%, above last year’s fourth quarter of 14.0%.

For fiscal 2004, each of the Company’s quarterly reporting periods will contain 91 days, the same as fiscal 2003. Year-ending square footage is expected to increase 20%, with the majority of that growth occurring in the first three quarters. Total sales for the year are expected to be in the range of $3.2 to $3.3 billion, based on a slightly positive comparable-store sales increase. For first quarter, the Company anticipates total sales to be in the range of $700 to $720 million. Fiscal 2004 operating margin is expected to improve modestly. Capital expenditures are expected to be in the range of $230-$250 million.

The Company will host a conference call today, November 25, 2003, at 4:45p.m. EST to discuss its third-quarter results. The telephone number for the call is 610-769-8817, reference Dollar Tree Stores. A recorded version of the call will be available until midnight Tuesday, December 2, and may be accessed by dialing 402-998-0929, reference Dollar Tree Stores. A web cast of the call is accessible through Dollar Tree’s website, www.DollarTree.com, as well as at Vcall’s website, www.Vcall.com, and will remain on-line until midnight Tuesday, December 2. Any financial and statistical information related to the call can be accessed through the “Investor Relations / SEC Filings” section of Dollar Tree’s website.

The Company’s regular, pre-recorded business update will be available Monday, January 5, 2004, by 5:00 p.m. EST, and will remain on-line through Friday, January 10, 2004. Interested parties can access the Company’s update by dialing (757) 321-5TRE.

The Company operated 2,511 stores in 47 states as of November 1, 2003. During the third fiscal quarter of 2003, the Company opened 50 stores, closed 7 stores, and expanded or relocated 45 stores. The Company’s retail selling square footage totaled approximately 16.6 million at November 1, 2003, a 5.7% increase from 15.7 million at August 2, 2003 and a 32.1% increase compared to a year ago.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. For example, our forward-looking statements include statements regarding supply-chain improvements, financial guidance for upcoming periods, including square footage growth, total and comparable-store sales, operating margin, and capital expenditures. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed March 28, 2003 and our Quarterly Report on Form 10-Q filed September 12, 2003. Also, carefully review “Risk Factors” in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Erica Robb or Adam Bergman, 757/321-5000
www.DollarTree.com

DOLLAR TREE STORES, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	Nov. 1, 2003	Feb. 1, 2003	Oct. 31, 2002
Cash and cash equivalents	$67,138	$237,302	$99,030
Short-term investments	--	63,525	1,500
Merchandise inventories	663,687	438,439	546,373
Other current assets	26,259	30,116	22,872

Total current assets	757,084	769,382	69,775

Property and equipment, net	592,606	477,947	337,783
Intangibles, net	123,168	41,351	41,552
Other assets, net	20,467	15,559	23,161

Total assets	$1,493,325	$1,304,239	$1,072,271

Current portion of long-term debt	$64,700	$25,000	$25,000
Accounts payable	167,446	137,668	121,539
Other current liabilities	88,615	80,844	77,090
Income taxes payable	3,616	23,548	17,877

Total current liabilities	324,377	267,060	241,506

Long-term debt, excluding current portion	142,422	146,628	6,000
Other liabilities	57,001	44,732	41,997

Total liabilities	523,800	458,420	289,503

Shareholders' equity	969,525	845,819	782,768

Total liabilities and shareholders' equity	$1,493,325	$1,304,239	$1,072,271

STORE DATA:
Number of stores open at end of period	2,511	2,272	2,211
Total selling square footage (in thousands)	16,567	13,237	12,542

DOLLAR TREE STORES, INC.
Condensed Consolidated Income Statements
(Dollars in thousands, except per share data)
(Unaudited)

	Third Quarter ended		Year-to-Date
	Nov. 1, 2003	Oct. 31, 2002	Nov. 1, 2003	Oct. 31, 2002
Net sales	$665,211	$556,864	$1,906,807	$1,578,976
Cost of sales	421,612	351,681	1,224,313	1,006,161
Gross profit	243,599	205,183	682,494	572,815
	36.6%	36.8%	35.8%	36.3%
Selling, general & administrative expenses	183,234	153,906	520,038	434,582
	27.5%	27.6%	27.3%	27.5%
Operating income	60,365	51,277	162,456	138,233
	9.1%	9.2%	8.5%	8.8%
Interest expense, net	(1,555)	(408)	(4,242)	(841)
Other income (expense)	(11)	(635)	737	(1,454)
Earnings before income taxes	58,799	50,234	158,951	135,938
	8.8%	9.0%	8.3%	8.6%
Income tax expense	22,638	19,340	61,196	52,336
Net earnings	36,161	30,894	97,755	83,602
	5.4%	5.5%	5.1%	5.3%
Net earnings per share:
Basic	$0.31	$0.27	$0.85	$0.74
Weighted average number of shares	115,038	114,124	114,599	113,616
Diluted	$0.31	$0.27	$0.85	$0.73
Weighted average number of shares	116,427	114,570	115,518	114,582

DOLLAR TREE STORES, INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Year-to-Date
	Nov. 1, 2003	Oct. 31, 2002
Cash flows from operating activities:
Net income	$97,755	$83,602

Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation and amortization	74,093	53,168
Other non-cash adjustments	25,593	9,869
Changes in working capital	(195,733)	(175,755)

Total adjustments	(96,047)	(112,718)

Net cash provided by (used in) operating activities	1,708	(29,116)

Cash flows from investing activities:
Capital expenditures	(178,578)	(107,871)
Purchase of Greenbacks, Inc., net of cash acquired of $1,248	(99,560)	--
Purchase of short-term investments	(30,360)	(16,500)
Proceeds from maturities of short-term investments	93,885	15,000
Settlement of merger-related contingencies	1,021	75
Acquisition of favorable lease rights	(105)	(813)
Proceeds from sale of property and equipment	32	--
Net cash used in investing activities	(213,665)	(110,109)

Cash flows from financing activities:
Proceeds from long-term debt	39,700	--
Repayment of long-term debt and facility fees	(11,813)	(6,025)
Principal payments under capital lease obligations	(5,681)	(2,870)
Proceeds from stock issued pursuant to stock-based
compensation plans	19,587	29,073

Net cash provided by financing activities	41,793	20,178

Net decrease in cash and cash equivalents	(170,164)	(119,047)
Cash and cash equivalents at beginning of period	237,302	218,077

Cash and cash equivalents at end of period	$67,138	$99,030